Exhibit 23(d)4

       Investment Advisory Agreement between The Phoenix Edge Series Fund and Phoenix Variable Advisors, Inc. on
                    behalf of Phoenix Capital Growth Series.

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                          INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT, effective as of the 1st day of August, 2007 (the "Contract Date") by and between The Phoenix Edge Series Fund, a Massachusetts business trust (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation (the "Advisor").

WITNESSETH THAT:

         1. The Trust hereby appoints the Advisor to act as investment advisor to the Trust on behalf of the series of the Trust established and designated by the Board of Trustees of the Trust (the "Trustees") on or before the date hereof, as listed on attached Schedule A (collectively, the "Existing Series"), for the period and on the terms set forth herein. The Advisor accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

         2. In the event that the Trustees desire to retain the Advisor to render investment advisory services hereunder with respect to one or more additional series (the "Additional Series"), by agreement in writing, the Trust and the Advisor may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

         3. The Advisor shall furnish continuously an investment program for the Existing Series and any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of each Series, subject at all times to the supervision of the Trustees.

         4. The Advisor may delegate its investment responsibilities under paragraph 3 above with respect to the Series or segments thereof to one or more persons or companies ("Subadvisor(s)") pursuant to an agreement between the Advisor, the Trust and any such Subadvisor ("Subadvisory Agreement"). Each Subadvisory Agreement may provide that the applicable Subadvisor, subject to the control and supervision of the Board of Trustees and the Advisor, shall have full investment discretion for the Series, shall make all determinations with respect to the investment and reinvestment of the assets of each Series assigned it. Any delegation of duties pursuant to this paragraph shall comply with any applicable provisions of Section 15 of the Investment Company Act of 1940 (the "Act"), except to the extent permitted by any exemptive order of the Securities and Exchange Commission ("SEC") or similar relief. The Advisor shall not be responsible or liable for the investment merits of any decision by a Subadvisor to purchase, hold or sell a security for any Series' portfolio.

         5. With respect to managing the investment and reinvestment of the Series' assets, the Advisor shall provide, at its own expense:

            (a) Investment research, advice and supervision;

            (b) An investment program for each Series consistent with its investment objectives, policies and procedures;

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            (c) Implementation of the investment program for each Series including the purchase and sale of securities;

            (d) Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for a Series with respect to assets designated from time to time to be managed by a subadvisor to such Series;

            (e) Advice and assistance on the general operations of the Trust;
                and

            (f) Regular reports to the Trustees on the implementation of each
                Series' investment program.

         6. The Advisor shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Series in any way or otherwise be deemed an agent of the Trust or of the Series. However, one or more shareholders, officers, directors or employees of the Advisor may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as amended (the "Declaration of Trust"), as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Series.

         7. The Advisor shall furnish at its own expense, or pay the expenses of the Trust, for the following:

            (a) Office facilities, including office space, furniture and equipment;

            (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work);

            (c) Except as otherwise approved by the Board, personnel to serve without salaries from the Trust as officers or agents of the Trust. The Advisor need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

            (d) Compensation and expenses, if any, of the Trustees who are also full-time employees of the Advisor or any of its affiliates; and


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            (e) Any subadvisor recommended by the Advisor and appointed to act on behalf of the Trust.

         8. All costs and expenses not specifically enumerated herein as payable by the Advisor shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Advisor) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not affiliated persons of the Advisor (as that term is defined in the Act) or any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of Advisor personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage of the Trust and its personnel, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

         9. The Advisor shall adhere and shall use reasonable efforts to cause the Trust to adhere to all applicable policies and procedures as adopted from time to time by the Trustees, including but not limited to the following:

            (a) Code of Ethics. The Advisor shall adopt a Code of Ethics designed to prevent "access persons" (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act")) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust's Compliance Officer.

            (b) Policy with Respect to Brokerage Allocation. The Advisor shall have full trading discretion in selecting brokers for Series transactions on a day to day basis so long as each selection is in conformance with the Trust's Policy with Respect to Brokerage Allocation. Such discretion shall include use of "soft dollars" for certain broker and research services, also in conformance with the Trust's Policy with Respect to Brokerage Allocation. The Advisor may delegate the responsibilities under this section to a Subadvisor of a Series.


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            (c) Procedures for the Determination of Liquidity of Assets. It
                shall be the responsibility of the Advisor to monitor the Series' assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust's Procedures for the Determination of Liquidity of Assets. The Advisor may delegate the responsibilities under this section to a Subadvisor of a Series.

            (d) Policy with Respect to Proxy Voting. In the absence of specific direction to the contrary and in a manner consistent with the Trust's Policy with Respect to Proxy Voting, the Advisor shall be responsible for voting proxies with respect to portfolio holdings of the Trust. The Advisor shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Advisor in accordance with such policies and procedures adopted or approved by each Series'. Unless the Fund gives the Advisor written instructions to the contrary, the Advisor will, in compliance with the proxy voting procedures of the Series then in effect or approved by the Series, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the assets of the Series may be invested. The Advisor shall cause the Custodian to forward promptly to the Advisor (or designee) all proxies upon receipt so as to afford the Advisor a reasonable amount of time in which to determine how to vote such proxies. The Advisor agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The Advisor may delegate the responsibilities under this section to a Subadvisor of a Series.

            (e) Procedures for the Valuation of Securities. It shall be the responsibility of the Advisor to fully comply with the Trust's Procedures for the Valuation of Securities. The Advisor may delegate the responsibilities under this section to a Subadvisor of a Series.

         10. The Advisor hereby warrants and represents that it will provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Forms N-CSR and N-Q as required under the Sarbanes-Oxley Act of 2002.

         11. For providing the services and assuming the expenses outlined herein, the Trust agrees that the Advisor shall be compensated as follows:

            (a) The Trust shall pay a monthly fee calculated at an annual rate as specified in Schedule A. The amounts payable to the Advisor with respect to the respective Series shall be based upon the average of the values of the net assets of such Series excluding the net assets representing capital contributed by Phoenix Life Insurance Company ("seed money"), as of the close of business each day, computed in accordance with the Trust's Declaration of Trust.


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            (b) Compensation shall accrue immediately upon the effective date of this Agreement.

            (c) If there is termination of this Agreement with respect to any
                Series during a month, the Series' fee for that month shall be proportionately computed upon the average of the daily net asset values of such Series for such partial period in such month.

            (d) The Advisor, at its discretion, agrees to reimburse the Trust for the amount, if any, by which the total operating and management expenses for any Series (including the Advisor's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Series is permitted to bear under the most restrictive expense limitation (which is not waived by the State) imposed on open-end investment companies by any state in which shares of such Series are then qualified. Such reimbursement, if any, will be made by the Advisor to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

         12. The services of the Advisor to the Trust are not to be deemed exclusive, the Advisor being free to render services to others and to engage in other activities. Without relieving the Advisor of its duties hereunder and subject to the prior approval of the Trustees and subject farther to compliance with applicable provisions of the Investment Company Act, as amended, the Advisor may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Advisor and any such agent.

         13. The Advisor shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Advisor in the performance of its duties hereunder.

         14. It is understood that:

            (a) Trustees, officers, employees, agents and shareholders of the
                Trust are or may be "interested persons" of the Advisor as directors, officers, stockholders or otherwise;

            (b) Directors, officers, employees, agents and stockholders of the
                Advisor are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and


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            (c) The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

         15. This Agreement shall become effective with respect to the Existing Series as of the date stated above, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the "Amendment Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 30, 2008 with respect to each Existing Series and until November 30 of the first full calendar year following the Amendment Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as
(a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder .

         Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

         16. The Advisor shall furnish any state insurance commissioner with such information or reports in connection with the services provided under this Agreement as the Commissioner may request in order to ascertain whether variable life insurance or variable annuity operations are being conducted in accordance with applicable law or regulations. The Trust shall own and shall be open to inspection, audit and photocopying during regular business hours by the Trustees, officers, counsel and auditors of the Trust.

         17. The Trust may terminate this Agreement with respect to the Trust or to any Series upon 60 days' written notice to the Advisor at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of the majority of the outstanding voting securities" of such Series. The Advisor may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment".

         18. The terms "majority of the outstanding voting securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment Company Act.


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         19. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

         20. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Connecticut.

         21. Subject to the duty of the Advisor and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and any Additional Series that may be named, and the actions of the Advisor and the Trust in respect thereof.

         22. The Advisor will not advise or act on behalf of the Series in regards to class action filings, with respect to any securities held in the Series portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                             THE PHOENIX EDGE SERIES FUND

                             By:  /s/ Gina Collopy O'Connell
                                  --------------------------
                             Name:Gina Collopy O'Connell
                             Title:Senior Vice President




                             PHOENIX VARIABLE ADVISORS, INC.

                             By:  /s/ John H. Beers
                                  -----------------------------
                             Name:John H. Beers
                             Title:Vice President and Secretary



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                                   SCHEDULE A
                                   ----------

      SERIES                                      ANNUAL INVESTMENT ADVISORY FEE
      ------                                      ------------------------------


Phoenix Capital Growth Series                         0.70% first $250 million
                                                      0.65% next $250 million
                                                      0.60% over $500 million



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